UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2019

Altair Engineering Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38263	38-2591828
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1820 E. Big Beaver Road Troy, Michigan	48083
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 614-2400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	ALTR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Underwritten Public Offering of 0.250% Convertible Senior Notes due 2024

On June 5, 2019, Altair Engineering Inc. (the “Company”) entered into an underwriting agreement (the “Note Underwriting Agreement”) with J.P. Morgan Securities LLC, as representative of the underwriters named therein (the “Underwriters”), to issue and sell $200.0 million aggregate principal amount of 0.250% Convertible Senior Notes due 2024 (the “Notes”) in a public offering pursuant to a Registration Statement on Form S-3 (File No. 333-231948 (the “Registration Statement”)) and a related prospectus supplement, filed with the Securities and Exchange Commission (the “Note Offering”). In addition, the Company granted the Underwriters an option to purchase, for a period of 30 calendar days from June 5, 2019, up to an additional $30.0 million aggregate principal amount of Notes. The Company estimates that the net proceeds from the Note Offering will be approximately $192.8 million, or approximately $221.9 million if the Underwriters exercise in full their option to purchase the additional Notes, after deducting underwriting discounts and estimated offering expenses.

The foregoing description of the Note Underwriting Agreement is not complete and is qualified in its entirety by reference to the Note Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Notes will be issued pursuant to a supplemental indenture to be entered into supplementing the Indenture, anticipated to be dated June 10, 2019, by and between the Company and U.S. Bank National Association, as trustee.

The Notes Offering is expected to close on or about June 10, 2019, subject to customary closing conditions. In connection with this offering, the legal opinion as to the legality of the Notes sold is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein and into the Registration Statement by reference.

Second Amendment to the Company’s Third Amended and Restated Credit Agreement Amendment

On June 5, 2019, the Company entered into the Second Amendment to its Third Amended and Restated Credit Agreement, by and among the Company, as borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Amendment”), which amends the Third Amended and Restated Credit Agreement, dated as of October 18, 2017 by and among the Company, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Sole Bookrunner and Sole Lead Arranger (the “Amended and Restated Credit Agreement”).

The Amendment, among other things, extends the maturity date of the facility to December 15, 2023, and makes certain of the negative covenants less restrictive, including permitting the Company to incur more indebtedness, make more investments, redeem more equity and prepay more debt.

In addition, the Amendment amends the Maximum Net Leverage Ratio and adds a Senior Secured Leverage Ratio as follows:

•

Maximum Net Leverage Ratio: On the last day of each fiscal quarter, the Company on a consolidated basis will not permit the ratio of total indebtedness (net of unrestricted domestic cash in excess of $20.0 million) to EBITDA for the rolling four quarter period ending on such date to be greater than 5.00 to 1.00 as of the such fiscal quarter.

•

Senior Secured Leverage Ratio: On the last day of each fiscal quarter, the Company on a consolidated basis will not permit the ratio of total indebtedness secured by a lien (net of unrestricted domestic cash in excess of $20.0 million) to EBITDA for the rolling four quarter period ending on such date to be greater than 3.00 to 1.00 as of the such fiscal quarter.

Except as expressly modified by the Amendment, the Amended and Restated Credit Agreement remains in full force and effect.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03 Creation of a Director Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement – Second Amendment to the Company’s Third Amended and Restated Credit Agreement Amendment” of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Note Underwriting Agreement, dated as of June 5, 2019, by and between Altair Engineering Inc., and J.P. Morgan Securities LLC, as representative of the underwriters.

5.1	Opinion of Lowenstein Sandler LLP

10.1	Second Amendment to the Company’s Third Amended and Restated Credit Agreement, by and among the Company, as borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

23.1	Consent of Lowenstein Sandler LLP (contained in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTAIR ENGINEERING INC.

Dated: June 6, 2019	By:	/s/ Howard N. Morof
		Name:	Howard N. Morof
		Title:	Chief Financial Officer